       Exhibit 10.25

LABORATORY TEST AGREEMENT

The purpose of this Agreement is to set up roles and responsibilities of:

SULPHCO INC., a Nevada Corporation
("SulphCo")
1650 Meadow Wood Lane, Reno, Nevada

and

CHEVRONTEXACO ENERGY RESEARCH AND TECHNOLOGY COMPANY, A DIVISION OF CHEVRON U.S.A. INC., ("ERTC")
100 Chevron Way, Richmond, California 94802-0627

who are willing to run a laboratory test of SulphCo’s technology for the removal of sulfur from petroleum products in laboratory scale equipment provided by SulphCo and operated by ERTC, The primary purpose of the laboratory test is to assist ERTC in evaluating the operability and effectiveness of SulphCo’s technology and assist ERTC in evaluating its possible interest in acquiring a non-exclusive royalty-bearing license therein on terms and conditions mutually agreeable to the parties.

As the Laboratory Test is in SulphCo and ERTC’s mutual interest, each party shall bear their respective costs and responsibilities unless specifically set forth otherwise herein.

Accepted: ChevronTexaco Energy Research and Technology Company, a division of Chevron U.S.A.	Accepted: SulphCo, Inc.
Signed By: Date: 11/14/02 /s/ Ronald Wright Print Name: Ronald Wright	Signed By: Date: 11/14/02 /s/ Rudolf W. Gunnerman Print Name: Rudolf W. Gunnerman
Title: Manager, New Business Development	Title: CEO

PART A - FR-711 TERMS AND CONDITIONS

1.     Definitions:

1.1	The term "Work" as used in this Agreement means, unless the context otherwise requires, all work to be performed by SulphCo or ERTC under this Agreement.
1.1.1	The term "Results" as used in this Agreement means sulfur contents, nitrogen content, API gravity, metals content, and acid number on the feeds and products associated with this Work.
1.2

The term "CHEVRONTEXACO" as used in this Agreement means ChevronTexaco Corporation or any company or entity, including ERTC, in which ChevronTexaco Corporation directly or indirectly owns or controls at least fifty percent (50%) of the shares or other equity interest entitled to vote at a general election of directors or equivalent.

1.3	The term "Test Equipment" refers to any equipment, instrumentation, materials or supplies provided by SulphCo in connection with the Work.
1.4

The term "Confidentiality Agreement" refers to the Secrecy/Confidential Disclosure Agreement made between SulphCo and Chevron U.S.A. Inc. through its division Chevron Products Company, executed October 7/9, 2002.

1.5	The term "SulphCo Technology" shall have the same meaning as in the Confidentiality Agreement.

2.     Statement of Work:

2.1	SulphCo shall transport and provide to ERTC at ERTC’s Richmond, California facilities and assist in the set up of Test Equipment necessary for prompt completion of Work.
2.2

SulphCo shall provide an experimental procedure for the operation of Test Equipment, shall provide technical assistance for the start-up and operation of Test Equipment and shall be available for consultation by telephone or at mutually agreeable locations during the course of the Work.

2.3

The duration of the Work shall be for a period of up to thirty (30) days after the start up of Test Equipment at ERTC’s site. ERTC may consider using SulphCo’s Continuous Flow (up to 100 gallons/hour) Test Equipment under terms to be negotiated at that time.

2.4

At the conclusion of the Work, or sooner at ERTC’s discretion, ERTC shall notify SulphCo to pick up the Test Equipment. ERTC shall return the Test Equipment in clean condition; however, ERTC shall not be responsible for any breakage, loss or damage of Test Equipment or any portion thereof, except to the extent caused by the gross negligence of ERTC’s employees. ERTC’s total liability with respect to any portion of Test Equipment or its use shall be limited to the reasonable cost of replacement, less depreciation, wear and tear.

2.5	Each party shall be responsible for its own costs incurred in connection with carrying out the Work or otherwise under this Agreement.

3.     Confidentiality:

3.1

The parties acknowledge that to date ERTC has received only the Sulphco Technology listed in Appendix A hereto. ERTC shall not receive any additional SulphCo Technology subject to the Confidentiality Agreement in connection with the Work or otherwise, unless and until ERTC expressly agrees in writing to receive such SulphCo Technology in confidence. Prior to any disclosure of additional SulphCo Technology to ERTC, SulphCo shall provide a written summary of such Technology to an appointed ERTC staff member who will advise SulphCo in writing whether ERTC is willing to receive such SulphCo Technology in Confidence. If ERTC is unwilling to receive such SulphCo Technology in confidence, the ERTC staff member will return such written summary to Sulphco. If ERTC is willing to receive such SulphCo Technology in confidence, ERTC shall so advise Sulphco in writing, and such Sulphco Technology shall be subject to the Confidentiality Agreement.

3.2

Notwithstanding anything in the Confidentiality Agreement to the contrary, the Results of the Work and any other data or information obtained directly or indirectly by ERTC under this Agreement or resulting directly or indirectly from any of the Work, and all intellectual property rights with respect thereto, shall be the sole property of ERTC. ERTC shall be obligated to disclose the Results of the Work to SulphCo, and SulphCo shall exercise all reasonable efforts to maintain in confidence and to avoid publishing or disclosing to others including any patenting entity or using for any purpose other than negotiating a possible business relationship with ERTC, the Results of the Work or any other data or information obtained directly or indirectly from ERTC or resulting directly or indirectly from any of the Work, except to the extent that such disclosures are required by securities laws and only after notifying ERTC before such disclosure and affording ERTC a reasonable opportunity to take appropriate steps to protect the confidentiality of such information.

3.3

SulphCo shall maintain this Agreement, the Work, and any involvement of SulphCo with CHEVRONTEXACO or ERTC strictly confidential. Without express written authorization of an officer of ERTC, SulphCo shall not use CHEVRONTEXACO or ERTC names, logos, trademarks, or other trade indicia nor identify CHEVRONTEXACO, ERTC or any of their affiliated companies as being involved in the Work or being involved in any way with SulphCo or SulphCo Technology. In particular and not by way of limitation, SulphCo shall not use the names, logos, or trademarks of CHEVRONTEXACO or ERTC in connection with any sales or promotion activities or any solicitation or investment offerings, public or private, with respect to SulphCo, SulphCo Technology, or any interests therein.

3.4

Nothing in this Agreement or in the Confidentiality Agreement shall prohibit CHEVRONTEXACO or ERTC from conducting any research, development, demonstration and commercialization activities in the field of ultrasound, sonochemistry or any other technology.

3.5	Section 6 (d) of the Confidentiality Agreement is hereby amended to read:

"was heretofore or is hereafter developed by employees of Recipient or its affiliates who have no actual knowledge of confidential SulphCo Technology disclosed hereunder."

3.6	Except as provided in this Agreement, the obligations under the Confidentiality Agreement shall remain in effect.

4.     Liability:

4.1	ERTC shall not be responsible or pay for any loss, damage and/or repairs to Test Equipment except as provided in Section 2.4.

4.2

SulphCo shall defend, indemnify, and hold harmless ERTC, CHEVRONTEXACO, their affiliates, and the agents and employees of any of them (ERTC, CHEVRONTEXACO, such affiliates, agents, and employees hereinafter referred to as "indemnitees") from and against any and all loss, damage, injury, liability, and claims thereof including reasonable attorney fees, for injury to or death of any employee of SulphCo or an indemnitee or any other person, and all loss of and/or damage to property, including property of SulphCo or an indemnitee, resulting directly or indirectly from the work or performance or lack of performance of this Agreement, regardless of the negligence of, and regardless of whether liability without fault is imposed or sought to be imposed on, one or more indemnitees. The foregoing indemnification shall not apply to the testing of light hydrocarbon stocks having boiling ranges of naphtha or lower or the extent such indemnity is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement, and shall not apply where such loss, damage, injury, liability, death, or claim is the result of the gross negligence or willful misconduct of an indemnitee.

4.3	Neither party shall be liable to the other hereunder for any special, indirect, or consequential damages suffered by the other party.

5.	Assignability: This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other.

6.

Entire Agreement: This Agreement is executed and delivered with the understanding that it and the Confidentiality Agreement represent the entire agreement between the parties and supersedes all prior representations, warranties, or agreements written or oral between the parties relating to the subject matter hereof. Additional terms or conditions proposed in invoices, letters, or other documents shall not be binding unless accepted in writing by the recipient party.

7.

Force Majeure: Strikes, fires, accidents, or other causes beyond the reasonable control of either party shall constitute valid ground for suspension of Work called for in this Agreement by either party. The party suspending Work shall promptly inform the other party orally followed by a writing of such suspension and the reasons why.

8.

Independent Contractor: Each party warrants that it is an independent contractor having its own place of business and that no tax assessment or legal liability of one party or of its agents or employees becomes by reason of this Agreement an obligation of the other party. Each party is to retain complete control over and responsibility for its own operations and employees. Nothing in this Agreement shall be construed to constitute either party as a partner, joint venturer, agent, or representative of the other. Neither party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other; to accept legal process for the other; or to bind the other in any manner whatsoever.

9.

Audit: No director, employee, or agent of SulphCo shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with the Work or enter into any business arrangement with any director, employee, or agent of ERTC or any affiliate other than as a representative of ERTC or its affiliate, without prior written notification thereof to ERTC. Any representative authorized by ERTC and to which ERTC has no reasonable objection may audit any records of SulphCo for the sole purpose of determining whether there has been compliance with such stipulations. SulphCo shall assist ERTC in making the above audit.

10.

Term and Termination of Work: This Agreement shall be effective upon the complete execution by the parties and shall continue until completion of the Work, provided that either party may terminate the Work by written notice to the other party. Termination of the Work or the Agreement shall not terminate the obligations of SulphCo under Articles 3, 4, and 9 of this Agreement.

11.

No implied Rights. Nothing in this Agreement or the Confidentiality Agreement shall be construed to grant any rights under patent rights of either party or to obligate either party to enter into any further agreements or negotiations with each other with respect to the SulphCo technology or otherwise.

12.	Governing Law. This Agreement and its interpretation, performance, and enforcement shall be governed by the laws of the State of Nevada, U.S.A. without regard to conflict of law principles.

13.

Dispute Resolution. Any dispute arising under this Agreement or the Confidentiality Agreement shall be resolved by binding arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The Arbitration shall be governed by the United States Arbitration Act as amended to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. The arbitration shall be held in Las Vegas, Nevada before a single arbitrator. The decision of the arbitrator shall be final and may be entered by any court having jurisdiction. The arbitrator shall not have the authority to award indirect or consequential damages, including loss of profits or loss of business opportunity. Each party shall bear its own costs in connection with the Arbitration.

EXHIBIT A

Confidential Information Received from SulphCo as of the effective date of this Agreement

1.	Business plan spread sheet entitled, "Project Income and Costs 1000Barrel Unit, September 02-December 03".

2.	Brochure entitled : "The New Petroleum Desulfurization Solution", 13 pages, SulphCo, Inc.

3.	CD with the Brochure information of item (2) above.

4.	P&ID for 1000 BPD unit entitled: "30 GPM Desulfurization Assembly P&ID, Drawing 30000000.